Exhibit 99

Western Sierra Bancorp Reports First Quarter Results; Diluted Earnings Per Share increases 10% to $0.56 for the 1st Quarter

CAMERON PARK, Calif.—(PR NEWSWIRE)—April 20, 2006—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the first quarter ended March 31, 2006.

Financial Highlights from the first quarter of 2006 vs. first quarter of 2005:

•      An increase in net income of $433,000 or 10.8% to $4.46 million

•      An increase in net income excluding merger expenses of $1.03 million, net of tax, to $5.05 million or 25.6%

•      An increase in Diluted EPS to $0.56 from $0.51 or 9.8%

•      An increase in Diluted EPS excluding merger expenses to $0.63 from $0.51 or 23.5%

•      ROA and ROE of 1.43% and 13.60%, as compared to 1.36% and 14.52%

•      ROA and ROE excluding merger expenses, net of tax, of 1.62% and 15.42%, as compared to 1.36% and 14.52%

•      Return on Tangible Equity of 18.53% as compared to 21.30%

•      Total assets increased $59 million or 4.8% to $1.28 billion

•      Total loans increased $64 million or 6.6% to $1.03 billion

•      Net interest margin (FTE) increased 28 basis points to 5.55% from 5.27% (increase of 2 bps from Q4 2005)

•      Efficiency Ratio improved to 54.0% from 56.7%

•      Continued superior asset quality with nonperforming assets at just 0.13% of ending assets

Discussion of Non-GAAP Financial Measures

In order to assist investors in comparing what management believes to be the Company’s core operating results from one period to another, included herein are financial measures that exclude the effect of “merger expenses”. In February 2006, the Company entered into a definitive agreement to be acquired by Umpqua Holdings Corporation. Included in the Company’s operating results for the quarter ending March 31, 2006 are approximately $667,000 ($597,000 after tax) in legal, consulting, accounting and other merger expenses directly attributable to the transaction with Umpqua. In management’s view, net income excluding merger expenses assists investors in better understanding the comparative core operating performance of the Company.

Record Earnings and Returns

The Company reported net income of $4.46 million for the first quarter or $0.56 per diluted share, an increase of $433,000 or 10.8% over the quarter ended March 31, 2005 in which net income was $4.02 million or $0.51 per diluted share. Excluding merger expenses of $597,000 after tax, net income for the first quarter 2006 was $5.05 million or $0.63 per diluted share, an increase of $1.03 million or 25.6% over the same period in 2005.

For the twelve month period ended March 31, 2006 (trailing twelve months) net income was $18.18 million or $2.28 per diluted share, an increase of $2.59 million or 16.6% over the $15.59 million or $1.97 per diluted share reported for the trailing twelve months ended March 31, 2005. Excluding merger expenses of $829,000 after tax, net income for the twelve month period ended March 31, 2006 was $19.01 million or $2.38 per diluted share, an increase of $3.42 million or 21.9% over the same period in 2005.

Return on average assets (“ROA”) was 1.43% for the first quarter as compared to 1.36% for the first quarter of 2005. Excluding merger expenses, ROA was 1.62% for the quarter, as compared to 1.36% for the same period of 2005.

The Company’s return on average equity (“ROE”) was 13.60% for the quarter as compared to 14.52% for the quarter ended March 31, 2005. Excluding merger expenses, ROE was 15.42% for the first quarter as compared to 14.52% for same period of 2005.

Continued Loan and Deposit Growth

Total assets ended the quarter at $1.28 billion. This represents a $59 million or 4.8% increase over March 31, 2005. Total gross loans grew to $1.03 billion, an increase of $64 million or 6.6% over a year ago. Total deposits were relatively flat at $1.03 billion for both March 31, 2006 and March 31, 2005.

Net Interest Income Reaches Record High

Net interest income increased by $1.6 million or 11.5% over the first quarter of 2005. The Company’s reported net interest margin (on a fully tax equivalent basis “FTE”) of 5.55% represents an increase of 2 basis points over the fourth quarter 2005 and 28 basis points over the first quarter 2005.

The Company’s cost of funds was 2.09% in the first quarter of 2006 as compared to 1.80% in the fourth quarter of 2005 and 1.27% in the first quarter of 2005. Yield on earning assets was 7.59% in the first quarter of 2006 as compared to 7.30% in the fourth quarter of 2005 and 6.54% in the first quarter of 2005.

Superior Asset Quality

Non-performing assets (“NPA’s”) as of March 31, 2006 totaled $1,646,000 or 0.13% of total assets, compared to $1,412,000 or 0.11% of total assets at December 31, 2005 and $1,445,000 or 0.12% of total assets at March 31, 2005. Net of government guarantees, NPA’s totaled $1,291,000 (0.10% of total assets), $912,000 (0.07% of total assets) and $1,045,000 (0.09% of total assets) at March 31, 2006, December 31, 2006 and March 31, 2005, respectively.

The allowance for loan losses totaled $15.4 million, or 1.49% of loans outstanding at March 31, 2006, compared to $14.3 million or 1.47% a year ago. There was no provision for loan losses recorded in the first quarter of 2006 as compared to $450,000 or 0.19% of average loans on an annualized basis for the same period last year. The reduced level of provision for the first quarter of 2006 was principally attributable to the reduction in outstanding loans during the first quarter of 2006.

The Company recorded net charge-offs of $65,000 or 0.03% of average loans on an annualized basis in the first quarter of 2006 as compared to net recoveries of $52,000 in the same period of 2005.

Non-Interest Income / Expense and the Efficiency Ratio

Non-interest income grew $542,000 or 20.8% in the first quarter of 2006 as compared to the first quarter of 2005. This was primarily attributable to increased deposit service charges and fees of $305,000, an increase in investment service fee income of $186,000 and sundry recoveries totaling $107,000 recorded as other income. These increases were offset by a decrease in the premiums on the sale of mortgage loans of $145,000.

Total non-interest expense increased $1.4 million or 14.3% in the first quarter of 2006 as compared to the same period in 2005. This increase was driven by an increase in salaries and benefits of $500,000 or 9.3% ($36,000 of which was FAS 123(R) expense), an increase in occupancy expense of $237,000 or 14.7% and merger expenses totaling $667,000. Total operating expenses grew at a slower rate (7.8%) in the first quarter than fully tax equivalent net revenue (13.1%) resulting in a positive impact on the efficiency ratio, which decreased from 56.7% in the first quarter of 2005 to 54.0% in the first quarter of 2006.

First Ever Cash Dividend

As previously announced, the Company paid a cash dividend of $0.12 per share to shareholders of record as of March 31, 2006. The dividend was paid on April 14, 2006.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank. The Company operates thirty-one branches and two loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa and Tuolumne.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended March 31,
(Unaudited)	2006	2005	Change %
Interest income:
Interest and fees on loans	$20,053	$16,113	24.5%
Interest on investment securities:
Taxable	481	398
Exempt from federal taxes	453	409
Interest on Federal funds sold	220	312
Total interest income	21,207	17,232	23.1%

Interest expense:
Interest on deposits	4,330	2,671
Interest on borrowed funds	1,433	716
Total interest expense	5,763	3,387	70.2%

Net interest income	15,444	13,845	11.5%

Provision for loan losses (LLP)	—	450	-100.0%

Net interest income after LLP	15,444	13,395	15.3%

Non-interest income:
Service charges and fees	1,491	1,186
Investment service fee income	316	130
Net gain on sale and packaging of residential mortgage loans	788	933
Gain on sale of government-guaranteed loans	146	112
Gain (loss) on sale of investment securities	4	(3)
Other income	406	251
Total non-interest income	3,151	2,609	20.8%

Non-interest expense:
Salaries and benefits	5,903	5,403
Occupancy and equipment	1,848	1,611
Other expenses	2,618	2,621
Merger expenses	667	—
Amortization of core deposit intangibles	180	180
Total non-interest expense	11,216	9,815	14.3%

Provision for income before income tax	7,379	6,189	19.2%

Income taxes	2,923	2,166
Net income	$4,456	$4,023	10.8%

Merger expense after tax	597	—
Net income excluding merger expenses	$5,053	$4,023	25.6%

Net income
Basic earnings per share	$0.57	$0.53	7.5%
Diluted earnings per share	$0.56	$0.51	9.8%

Net income excluding merger expenses
Basic earnings per share	$0.65	$0.53	22.6%
Diluted earnings per share	$0.63	$0.51	23.5%

Shares used to compute Basic EPS	7,808	7,646
Shares used to compute Diluted EPS	8,023	7,956

Average Loans	$1,041,699	$945,555	10.2%

Average Investments	$103,187	$136,044	-24.2%

Average Earning Assets	$1,144,886	$1,081,599	5.9%

Average Deposits	$1,019,160	$1,017,457	0.2%

Average Non-interest Demand Deposits	$263,595	$267,844	-1.6%

Average Interest-bearing Liabilities	$856,067	$812,415	5.4%

Average Assets	$1,262,839	$1,199,419	5.3%

Average Equity	$132,847	$112,354	18.2%

Return on Average Assets	1.43%	1.36%

Return on Average Equity	13.60%	14.52%

Return on Tangible Equity	18.53%	21.30%

Return on Tangible Equity excluding merger expense	20.94%	21.30%

Net Interest Margin (FTE)	5.55%	5.27%

Efficiency Ratio (FTE)	54.0%	56.7%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

	March 31,	March 31,	Change
(Unaudited)	2006	2005	%
ASSETS:
Cash and due from banks	$37,818	$40,863
Federal funds sold	45,920	47,100
Cash and cash equivalents	83,738	87,963	-4.8%

Loans held for sale	417	1,484
Investment securities:
Trading	45	36
Available for sale (amortized cost $80,048 in 2006 and $79,539 in 2005)	80,127	80,065
Held to maturity (market value of $2,915 in 2006 and $3,129 in 2005)	2,864	3,017
Total investments	83,036	83,118	-0.1%
Portfolio loans:
Real estate mortgage	674,675	639,929
Real estate construction	242,645	193,390
Commercial	95,090	119,099
Agricultural	15,005	11,162
Other Loans	6,152	5,808
Total gross loans	1,033,567	969,388	6.6%
Deferred loan fees, net	(3,234)	(2,953)
Allowance for loan losses	(15,440)	(14,288)
Net portfolio loans	1,014,893	952,147	6.6%

Premises and equipment, net	18,988	21,153
Other real estate	—	—
Goodwill and other intangible assets	32,997	33,722
Other assets	43,524	39,439
Total Assets	$1,277,593	$1,219,026	4.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$253,139	$280,062	-9.6%
Interest bearing deposits:
NOW, money market and savings	372,857	389,389
Time, over $100,000	222,718	205,810
Other time	180,264	154,557
Total deposits	1,028,978	1,029,818	-0.1%

Borrowed funds	64,000	30,500
Subordinated debt	37,116	37,116
Other liabilities	12,568	7,085
Total liabilities	1,142,662	1,104,519	3.5%

Shareholders’ equity:
Preferred stock- no par value; 15,000,000 shares authorized; none issued	—	—
Common stock- no par value; 15,000,000 shares authorized; issued - 7,864,272 shares in 2006 and 7,679,934 shares in 2005	72,519	69,037
Cash dividends payable	(944)	—
Retained earnings	63,310	45,132
Accumulated other comprehensive income	46	338
Total shareholders’ equity	134,931	114,507	17.8%
Total Liabilities and Shareholders’ Equity	$1,277,593	$1,219,026	4.8%

Allowance for loan losses to Gross Loans	1.49%	1.47%

Gross Non Performing Loans (non accrual and > 90 days)	$1,646	$1,445

Government Guaranteed portion of Non Performing Loans	$355	$400

Non Performing Loans net of Guarantees	$1,291	$1,045

OREO	$—	$—

YTD Net Charge-offs (recoveries)	$65	$(52)

YTD Net Charge-offs (recoveries) as a % of Avg Loans	0.03%	-0.02%

Gross Non Performing Assets as a % of Total Assets	0.13%	0.12%

Net Non Performing Assets as a % of Total Assets	0.10%	0.09%

Total Risk Based Capital To Risk Weighted Assets	13.82%	12.74%

Tier 1 Capital to Risk Weighted Assets	12.57%	11.49%

Tier 1 Capital to Average Assets (Leverage Ratio)	10.94%	9.74%

Contact Information:

Western Sierra Bancorp

Gary D. Gall/Anthony J. Gould, 530/677-5600